Exhibit (d)(2)(B)

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement is made and entered into as of June 25, 2008, by and between Superior Essex Inc. (“Superior Essex”) and LS Cable Ltd. (“LS Cable”).

1.	Purpose. Superior Essex and LS Cable have entered into a non-disclosure agreement dated April 22, 2008 (the “SEI NDA”) and an Agreement and Plan of Merger, dated as of June 11, 2008 (the “Merger Agreement”). In connection with its obligations under the Merger Agreement, including obtaining debt and equity financing and consents, approvals, waivers and amendments of existing debt agreements (the “Financing”), and the consummation of the transactions contemplated by the Merger Agreement, including merger integration planning activities (the “Transactions”), LS Cable may disclose to Superior Essex certain confidential information which LS Cable desires Superior Essex to treat as confidential (the “Confidential Information”). Capitalized terms used but not defined herein shall have the meanings ascribed in the Merger Agreement. Confidential Information does not include any information which: (a) is or becomes generally available to the public other than as a result of a disclosure by Superior Essex in violation of this agreement; (b) is already in the possession of Superior Essex on a non-confidential basis; (c) is obtained by Superior Essex from a third party; provided that the third party was not known by Superior Essex to be bound by an obligation of confidentiality to the source of the information; (d) is independently developed by Superior Essex without use of the Confidential Information; or (e) is required by law to be disclosed.

2.	Non-use and Non-disclosure. Superior Essex agrees not to use any Confidential Information for any purpose except in connection with the Financing and the Transactions. Superior Essex agrees to treat the Confidential Information strictly confidential and not disclose it, except to those of its Representatives (as defined in the Confidentiality Agreement) who are required to have the information in connection with the Financing or the Transactions.

3.	Term. This agreement shall become effective as of the date written below and shall continue until the earlier of (i) the Effective Time or (ii) a period of 2 years from the date hereof, unless earlier terminated by mutual agreement of the parties hereto.

4.	General. This agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York. This agreement, the Confidentiality Agreement and the Merger Agreement shall constitute the entire agreement between us with regard to the subject matter hereof; provided that if there is any conflict between the provisions of this agreement and the provisions of the Merger Agreement or the Confidentiality Agreement, the terms of the Merger Agreement and the Confidentiality Agreement shall govern. No modification, amendment or waiver shall be binding without the written consent of each of the parties hereto. This agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. This agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

5.	Financing Sources. In connection with the Financing and the Transactions, any Representatives of Superior Essex or LS Cable may disclose Evaluation Material (as defined in the Confidentiality Agreement) or Confidential Information to other of its Representatives, or Representatives of the other party, so long as the receiving Representative is bound by obligations of confidentiality on substantially the same terms as provided in the Confidentiality Agreement (with respect to Representatives of LS Cable) or this agreement (with respect to Representatives of Superior Essex), provided that under the Confidentiality Agreement, the term “Transaction” shall include the Financing.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date written above.

SUPERIOR ESSEX INC.		LS CABLE LTD.

By:	/s/ David S. Aldridge	By:	/s/ Choong-hyun Kim
Printed Name:	David S. Aldridge	Printed Name:	Choong-hyun Kim
Title:	EVP and CFO	Title:	Senior Vice President